Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2008 (September 17, 2008 as to (1) the effects of the adoption of FASB Staff Position No. FIN 39-1 and the effects of the reclassification of results of EFH Corp.’s commodity hedging and trading activities as described in Note 1, and (2) Note 29) relating to the financial statements of Energy Future Holdings Corp. and subsidiaries (which report includes an explanatory paragraph related to EFH Corp. completing its merger with Texas Energy Future Merger Sub Corp and becoming a subsidiary of Texas Energy Future Holdings Limited Partnership on October 10, 2007, EFH Corp.’s adoption of the provisions of FASB Staff Position No. FIN 39-1 and reclassification of results of its commodity hedging and trading activities on a retrospective basis), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 31, 2008 (September 17, 2008 as to Note 1) relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

January 29, 2009